Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York10022	1-212-863-4193

Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. ANNOUNCES

MEDALLION BANK’S RECEIPT OF INVESTMENT GRADE RATING OF

A+ FROM EGAN-JONES RATINGS CO.

NEW YORK, NY – March 8, 2016 – Medallion Financial Corp. (Nasdaq: TAXI) announced today that Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, received an investment grade rating of A+ from Egan-Jones Ratings Co.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased that Medallion Bank received an investment grade rating of A+ from Egan-Jones. This rating reaffirms the Bank’s position as having strong credit. Since the Bank’s inception over 12 years ago, it has been profitable in every full year of its existence and it had one of its most profitable years ever in 2015. The majority of our earnings continue to arise primarily from the Bank’s consumer lending businesses, which were responsible for 80% of our earnings in 2015. We anticipate that this area will contribute to earnings at an increasing rate as we continue to grow these portfolios.”

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Medallion Financial Corp. is a specialty finance company that originates and services loans in various commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2015 Annual Report on Form 10-K.